Exhibit 2.1



                            STOCK PURCHASE AGREEMENT

                            DATED SEPTEMBER 24, 1996


                                 by and between


                            OPEN PLAN SYSTEMS, INC.,

                                       and

                          IMMACULATE EAGLE, INC., d/b/a

                         TFM TOTAL FACILITIES MANAGEMENT



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                                            TABLE OF CONTENTS

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
                  ARTICLE 1         DEFINITIONS, THE ACQUISITION, PURCHASE PRICE
                  AND SUBSEQUENT NONCOMPETITION........................................................  2

                  Section 1.1       Definitions........................................................  2
                  Section 1.2       Sale and Purchase of TFM Stock.....................................  7
                  Section 1.3       Purchase Price.....................................................  7
                  Section 1.4       Payment of Purchase Price..........................................  8
                  Section 1.5       Delivery of TFM Stock Certificates.................................  8
                  Section 1.7       Transfer of Siimon Stock...........................................  9
                  Section 1.8       Employment of Principal Employees and Key Employee................. 10


         ARTICLE 2         CLOSING..................................................................... 10

                  Section 2.1       Closing............................................................ 10


         ARTICLE 3         CONDITIONS PRECEDENT........................................................ 10

                  Section 3.1       Conditions Precedent to Obligation of OPS.......................... 10
                  Section 3.2       Conditions Precedent to the Obligation of TFM and the
                           Shareholders................................................................ 13
                  Section 3.3       Effect of Waiver of Covenant....................................... 15
                  Section 3.4       Satisfaction of Conditions Precedent............................... 15


         ARTICLE 4         REPRESENTATIONS AND WARRANTIES.............................................. 15

                  Section 4.1       Representations and Warranties of the Shareholders................. 15
                  Section 4.2       Representations and Warranties of OPS.............................. 31


         ARTICLE 5         ADDITIONAL COVENANTS........................................................ 36

                  Section 5.1       Reasonable Best Efforts to Consummate.............................. 36
                  Section 5.2       Public Statements.................................................. 36
                  Section 5.3       Participation in Plans............................................. 36
                  Section 5.4       SEC Matters........................................................ 37
                  Section 5.5       Payoff of Certain TFM Debt......................................... 37
                  Section 5.6       Contingent Payment................................................. 38
                  Section 5.7       Interest applicable to Nonpayment of Obligations................... 39
                  Section 5.8       Operation of TFM and Siimon........................................ 40

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
         ARTICLE 6         SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                  AND INDEMNIFICATION.................................................................. 40

                  Section 6.1       Survival of Representations and Warranties by
                           Shareholders................................................................ 40
                  Section 6.2       Indemnification by Shareholders.................................... 40
                  Section 6.3       Survival of Representations and Warranties of OPS.................. 42
                  Section 6.4       Indemnification by OPS............................................. 42
                  Section 6.5       Assertion and Defense of Indemnification Claim..................... 43
                  Section 6.6       Computation of Indemnity Payments.................................. 45
                  Section 6.7       Dispute Resolution................................................. 45
                  Section 6.8       Exclusive Remedy................................................... 47


         ARTICLE 7         MISCELLANEOUS............................................................... 47

                  Section 7.1       Termination and Abandonment........................................ 47
                  Section 7.2       Fees and Expenses.................................................. 48
                  Section 7.3       Notices............................................................ 48
                  Section 7.4       Entire Agreement................................................... 50
                  Section 7.5       Binding Effect; Benefit............................................ 50
                  Section 7.6       Section Headings................................................... 50
                  Section 7.7       Counterparts....................................................... 50
                  Section 7.8       Applicable Law..................................................... 50

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                                               ii

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                            STOCK PURCHASE AGREEMENT




         THIS STOCK PURCHASE AGREEMENT, dated September 24, 1996 (the "Agreement"), is by and between OPEN PLAN SYSTEMS, INC., a Virginia corporation ("OPS"), and IMMACULATE EAGLE, INC., d/b/a TFM TOTAL FACILITIES MANAGEMENT, a Michigan corporation ("TFM"), and PAUL A. COVERT and TODD A. THOMANN, each a Michigan resident and a shareholder of TFM (individually, the "Shareholder," and together, the "Shareholders"), and, for the limited purposes set forth herein, SIIMON, INC., a Michigan corporation ("Siimon").

                              BACKGROUND STATEMENT

         Each of the Shareholders named in Exhibit A holds capital stock of TFM. OPS desires to acquire TFM through the purchase of all of the issued and outstanding shares of capital stock of TFM, and TFM desires to become a wholly-owned subsidiary of OPS, in exchange for the consideration set forth below and on the terms and conditions set forth in this Agreement and the related documents to be executed and delivered in connection herewith.

                             STATEMENT OF AGREEMENT

         In exchange for the mutual promises and undertakings set forth below, the parties hereby agree as follows:

                                    ARTICLE 1
           DEFINITIONS, THE ACQUISITION, PURCHASE PRICE AND SUBSEQUENT
                                 NONCOMPETITION
         Section 1.1 Definitions. The following terms shall have the indicated meanings unless the context requires otherwise:
                  Affiliate or Affiliates shall mean those Persons (as defined below) who effectively control, are effectively controlled by, or are effectively under common control with, a company, or any successor thereof, to such an extent that transactions between such parties are controlled by the relationship between the parties rather than market forces.
                  Cash Consideration shall have the meaning set forth in Section 1.4.
                  Closing shall mean the closing of this Agreement and the transactions contemplated hereby, to take place at the offices of Williams, Mullen, Christian & Dobbins, Richmond, Virginia, at 10:00 a.m. eastern time on the Closing Date, as such term is herein defined. Closing Date shall mean September 24, 1996, or such other date as agreed to by the parties.
                  Comerica shall mean Comerica Bank, a Michigan banking corporation. Contingent Payment shall have the meaning set forth in Section 5.6.
                  Days shall mean business days.
                  Distribution Date shall mean the later of October 1, 1998, or the date that is two years after the Closing Date of the transactions contemplated by this Agreement.

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                  Distribution  Date Per Share  Price shall have the meaning set forth in Section 5.6.
                  Effective Time shall mean 12:01 a.m. eastern time on the Effective Date.
                  Effective Date shall mean October 1, 1996.
                  Employment Agreements shall have the meaning set forth in
Section 1.8.
                  ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.
                  Escrow Agent shall mean Crestar Bank, a Virginia banking corporation, or such other financial institution as is mutually acceptable to the parties hereto.
                  Escrow Agreement shall mean the Escrow Agreement by and between OPS and the Shareholders and the Escrow Agent, substantially in the form attached hereto as Exhibit B.
                  Exchange Act shall mean the Securities Exchange Act of 1934. 1995 Financial Statements shall mean the statement of assets, liabilities and equity and the related statement of revenue, expenses and retained earnings of TFM as of its fiscal year end (December 31, 1995), as delivered to OPS by TFM and attached hereto as Exhibit C.
                  Indemnified Party shall have the meaning set forth in Section 6.5.
                  Indemnifying  Party  shall have the meaning set forth in
Section  6.5.
                  Intellectual Property shall mean trademarks, service marks, trade names, trade dress, patents, patent applications, works of authorship protected by copyright, trade secrets, computer software, customer lists, price lists, and all proprietary databases

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whether or not protected by copyright,  proprietary know-how and processes,  and all other confidential business information.
                  June Financial Statements shall mean the statement of assets, liabilities and equity and the related statement of revenue, expenses and retained earnings of TFM as of June 30, 1996, as delivered to OPS by TFM and attached hereto as Exhibit D.
                  Key Employee shall mean Tim Zemer.
                  Knowing Misrepresentation shall mean a representation or warranty made by the Shareholders or TFM in Section 4.1 or by OPS in Section 4.2 of this Agreement of a past or existing fact as to which:
                  (a)      a Shareholder or an OPS Responsible Person:
                           (i)      actually knows of the existence or
occurrence, on or before the Closing Date, of other facts or circumstances (as opposed to opinion or belief) and actually realized that such other facts or circumstances cause the representation or warranty to be materially inaccurate or misleading as of the Closing Date; and
                           (ii)     intended, by his or its failure to cause TFM
or OPS, as appropriate, to correct the representation or warranty, to deceive the party to this Agreement to whom or which the representation or warranty was made; and
                  (b) the party to whom or which the representation or warranty was made:
                           (i)      does not actually know of the other facts or
circumstances referred to in subsection (a)(i) above, or knows of them but does not realize that they cause the representation or warranty to be so materially inaccurate or misleading; and

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                           (ii)     actually relied upon the representation or
warranty in entering into this Agreement; provided, however, that the actual knowledge of a Shareholder or OPS Responsible Person shall not include any facts or circumstances that the Shareholder or OPS Responsible Person could, but did not, obtain by investigation of the truth or accuracy of a representation or warranty, or that are actually known by any other person or organization but not by the Shareholder or OPS Responsible Person, or that are not actually known by the Shareholder or OPS Responsible Person but which are, under any theory of law, attributable to or deemed to be constructively known by the Shareholder or OPS Responsible Person.
                  Notice  shall have the meaning set forth in Section  7.3.
                  OPS Common Stock shall mean the common stock, without par value, of OPS.
                  OPS Indemnitees shall mean OPS, and any of the OPS employees, directors, officers and agents of OPS who were not employees, officers or agents of TFM on or prior to the Closing Date; and OPS, and any employees, directors, officers and agents of TFM who acquired such status on or after the Closing Date; provided, that no past, present or future shareholders of OPS shall be considered OPS Indemnitees.
                  OPS Responsible Person shall mean concerning OPS, Stan A. Fischer or Gary M. Farrell.
                  Person shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

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                  Prenegotiation   Confidentiality   Agreement  shall  mean  the
Prenegotiation Confidentiality Agreement dated August 6, 1996, by and between TFM and OPS.
                  Prime Rate shall have the meaning set forth in Section 5.6. Principal Employees shall mean Paul A. Covert and Todd A.
Thomann.
                  Purchase Price shall have the meaning set forth in Section
1.3.
                  SEC shall mean the Securities and Exchange Commission. Shareholder Acknowledgement shall have the meaning set forth in Section 3.1(i).
                  Shareholders shall mean, as defined in the Recitals, Paul A. Covert and Todd A. Thomann, who are the holders, collectively, of all of the issued and outstanding capital stock of TFM and of Siimon, respectively.
                  Siimon Stock shall mean the common stock, par value $1.00 per share, of Siimon.
                  Stock  Consideration  shall  have  the  meaning  set  forth in
                  Section 1.4.
                  Tax Savings shall mean, with respect to any loss, claim or damage sustained by an indemnitee under Article 6, and to the extent any indemnity payment is paid to an Indemnified Party pursuant to Article 6, the federal or state income tax savings realized by the Indemnified Party that would not have been realized but for such loss, claim, damage, and/or indemnity payment, in an amount equal to the sum of (a) such tax savings attributable to such loss, claim or damage and (b) such tax savings, if any, realized as a result of the indemnity payment.

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                  TFM  Commitments  shall  mean,  as of August 31,  1996,  every contract, agreement, account payable, guaranty, note, debt, warranty, license, lease, agency or representative agreement and other arrangement and all contracts and agreements regarding employment or the compensation of present or past employees of TFM requiring an annual payment of $10,000.00 or more.
                  TFM Loans shall mean all outstanding principal and interest owed to Comerica by TFM.
                  TFM Stock shall mean the common stock, par value $1.00 per share, of TFM.
                  Wastes shall mean chemicals, wastes, or hazardous or toxic substances produced by, or resulting from any business, commercial or industrial activities, operations or processes conducted by TFM, including any "Hazardous Substances," "Pollutants" and "Contaminants" (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")).
         Section 1.2 Sale and Purchase of TFM Stock. At the Closing on the Closing Date, the Shareholders shall sell, assign, transfer and deliver to OPS the TFM Stock and OPS shall deliver to the Shareholders the Purchase Price (as defined in Section 1.3 below) and accept the transfer of the TFM Stock; provided, that, the transactions contemplated by this Section 1.2 shall be consummated by the parties hereto on the Effective Date.
         Section 1.3 Purchase Price. The aggregate purchase price to be paid in immediately available funds on the Effective Date by OPS to the Shareholders for the

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TFM Stock shall be  $5,250,000.00  (the  "Purchase  Price").  The Purchase Price
shall be allocated and paid in accordance with Section 1.4 below.
         Section 1.4 Payment of Purchase Price. The Purchase Price shall be paid as follows:
              (a) Stock Consideration. On the Effective Date or promptly thereafter, OPS shall deliver to the Escrow Agent a certificate or certificates representing 87,500 shares of OPS Common Stock (the "Stock Consideration"). The Stock Consideration shall be delivered to, and maintained and distributed by, the Escrow Agent in accordance with the Escrow Agreement. Each of the
Shareholders,  TFM and OPS  agrees  and  acknowledges  that  the  amount  of the
Purchase   Price  to  be   allocated  to  the  Stock   Consideration   shall  be
$1,312,500.00.
              (b) Cash Consideration. On the Effective Date, OPS shall deliver to the Shareholders cash in the amount of $3,937,500.00 (the "Cash Consideration") by wire transfer to the respective accounts designated by each of the Shareholders, or by certified or bank check, in the manner set forth on Exhibit A of this Agreement.
              (c) Satisfaction of Obligation. The payment and delivery of the Stock Consideration and the Cash Consideration shall constitute a full and complete release of OPS's payment obligation under Section 1.3 hereof, except as set forth in Sections 5.6 and 6.4 hereof or otherwise contemplated by this Agreement.
         Section 1.5 Delivery of TFM Stock Certificates. On the Effective Date, the Shareholders shall deliver to OPS all certificates representing the TFM Stock. Each such certificate shall be endorsed in blank, or accompanied by a stock power executed in blank, with signatures of the Shareholders guaranteed in the customary fashion, and with

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all necessary documentary transfer tax stamps affixed thereto at the expense of the Shareholders.
         Section 1.6 Delivery of Stock Consideration. On the Effective Date, OPS shall deliver to the Escrow Agent the Stock Consideration, to be held and distributed in accordance with the terms of the Escrow Agreement. The Stock Consideration shall serve as security for the indemnification obligations of the Shareholders under Section 6.2 below. The OPS Indemnitees may make claims pursuant to their rights under, and in accordance with the terms of Section 6.2 and each such claim, to the extent determined to be valid in the manner provided herein and in the Escrow Agreement, shall be paid to OPS Indemnitee making claim therefor from the Stock Consideration to satisfy claims in accordance with the procedures set forth in the Escrow Agreement.
         Section 1.7       Transfer of Siimon Stock.
              (a) Sale and Purchase. At the Closing on the Closing Date, in consideration of the transactions contemplated by this Agreement, the Shareholders shall sell, assign, transfer and deliver to OPS the Siimon Stock; provided, that, the transactions contemplated by this Section 1.7 shall be consummated by the parties hereto on the Effective Date. Each of the Shareholders, Siimon and OPS agrees and acknowledges that the amount of the Purchase Price to be allocated to the sale and purchase of the Siimon Stock shall be $60.00 of the Cash Consideration paid to the Shareholders on the Effective Date.
              (b) Delivery. On the Effective Date, the Shareholders shall deliver to OPS all certificates representing the Siimon Stock. Each such certificate shall be endorsed in blank, or accompanied by a stock power executed in blank, with signatures

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of the Shareholders  guaranteed in the customary fashion, and with all necessary
documentary   transfer  tax  stamps  affixed  thereto  at  the  expense  of  the
Shareholders.
         Section 1.8       Employment of Principal Employees and Key Employee.
On the Closing Date, the Shareholders shall cause the Principal Employees to execute Employment Agreements with TFM in the form attached hereto as Exhibit E-1 and the Key Employee to execute an Employment Agreement with TFM in the form attached hereto as Exhibit E-2.

                                    ARTICLE 2
                                     CLOSING
         Section 2.1 Closing. The Closing shall take place on the Closing Date to be effective at the Effective Time on the Effective Date.

                                    ARTICLE 3
                              CONDITIONS PRECEDENT
         Section 3.1 Conditions Precedent to Obligation of OPS. The obligation of OPS to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by OPS, to the extent permitted by applicable law:
              (a) Accuracy of Representations and Warranties. All representations and warranties of the Shareholders contained herein shall be true and correct in all material respects as of the Closing Date, with the same force and effect as though such

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representations  and  warranties  had been made at and as of the  Closing  Date, except as otherwise contemplated by this Agreement.
              (b) Performance of Agreements. The Shareholders and TFM shall have performed, or complied with, in all material respects, all covenants, obligations and agreements contained in this Agreement to be performed, or complied with, by them prior to or at the Closing Date, and all other agreements to be executed and delivered by TFM or the Shareholders hereby shall have been executed and delivered.
              (c) Officers' Certificates. OPS shall have received (1) a certificate of TFM, dated the Closing Date, signed by its chief executive, chief financial and chief operating officers, stating that the conditions specified in paragraphs (a) and (b) above have been fulfilled, (2) a certificate of TFM signed by its Secretary setting forth the number of outstanding shares of capital stock and other securities, if any, of TFM as of the Closing Date, and
(3) a certificate of Siimon signed by its Secretary setting forth the number of outstanding shares of capital stock and other securities, if any, of Siimon as of the Closing Date.
              (d) Receipt of Licenses, Permits and Consents. OPS shall have received evidence in form and substance reasonably satisfactory to its counsel that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and all consents and approvals of third parties as are necessary for consummation of the transactions contemplated by this Agreement have been obtained and are in full force and effect on the Closing Date. OPS shall have received good standing certificates for TFM and Siimon from the Michigan Department of Consumer and Industry Services.

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              (e) Litigation.  There shall not be in effect any injunction, writ or temporary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that any material transaction provided for herein may not be consummated as herein provided. With respect to the matters described in Schedule 4.1(k) attached hereto, there shall not have been issued by a court or governmental agency of competent jurisdiction a judgment against TFM that has or would have, either singly or in the aggregate, a material adverse effect on the transactions contemplated hereby or on the financial condition, properties, results of operations, prospects or business of TFM.
              (f) Opinion of Counsel for TFM and the Shareholders. OPS shall have received an opinion of counsel to the Shareholders, TFM and Siimon, dated the Closing Date, in the form of Exhibit F hereto.
              (g) Employment of Principal Employees and Key Employees. Each Principal Employee and the Key Employee shall have executed and delivered his respective Employment Agreement.
              (h) Escrow Agreement. The Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement.
              (i) Shareholder Acknowledgement. Each shareholder shall have executed and delivered to OPS a shareholder acknowledgement of the form attached hereto as Exhibit G (the "Shareholder Acknowledgement"), acknowledging the Shareholder's receipt of the information set forth in Section 4.2(i) hereof.

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              (j) Termination of Cross Purchase Agreement.  The Shareholders
shall have effected the termination of that certain Cross Purchase Agreement between the Shareholders and TFM, dated May 9, 1994.
         Section 3.2 Conditions Precedent to the Obligation of TFM and the Shareholders. The obligation of TFM and the Shareholders to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by the Shareholders, to the extent permitted by applicable law:
              (a) Accuracy  of   Representations   and   Warranties.   All
representations and warranties of OPS contained herein shall be true and correct in all material respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except as otherwise contemplated by this Agreement.
              (b) Performance of Agreements.  OPS shall have  performed,  in all material respects, all covenants, obligations and agreements contained in this Agreement to be performed or complied with, by it prior to or at the Closing Date, and all other agreements to be executed and delivered by OPS hereby shall have been executed and delivered.
              (c) Officer's Certificate.  The Shareholders shall have received a certificate of OPS dated the Closing Date, signed by the President stating that the conditions specified in paragraphs (a) and (b) above have been fulfilled.
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              (d) Receipt  of   Licenses,   Permits  and   Consents.   The
Shareholders shall have received evidence in form and substance reasonably satisfactory to its counsel that the required licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and all consents of third parties as are necessary for consummation of the transactions contemplated by this Agreement have been obtained and are in full force and effect on the Closing Date. The Shareholders shall have received a good standing certificate for OPS from the State Corporation Commission of the Commonwealth of Virginia.
              (e) Litigation. There shall not be in effect any injunction, writ or temporary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that any material transaction provided for herein not be consummated as herein provided. There shall not have been issued by a court or governmental agency of competent jurisdiction a judgment against OPS that has or would have, either singly or in the aggregate, a material adverse effect on the financial condition, properties, results of operations, prospects or business of OPS.
              (f) Opinion of Counsel for OPS. The Shareholders shall have received an opinion of counsel to OPS, dated the Closing Date, in the form of Exhibit H hereto.
              (g) Employment Agreements. TFM shall have executed and delivered to the Principal Employees and the Key Employee each of their respective Employment Agreements.
              (h) Escrow Agreement. OPS and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         Section 3.3 Effect of Waiver of Covenant. If a party hereto does not perform a covenant hereunder, the other party or parties may elect in writing to require the transactions contemplated hereby to be consummated without limiting or otherwise affecting its or his right to seek any remedies it or he may have against the party in breach of a covenant or that failed to satisfy the condition precedent; provided, that the nonperforming party signs the election (the "Reservation of Rights").
         Section 3.4 Satisfaction of Conditions Precedent. If the Closing shall occur, then all conditions precedent to the obligations of TFM, Siimon and the Shareholders, and of OPS, to close shall be deemed to have been met, except as to any item contained in the Reservation of Rights.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
         Section 4.1 Representations and Warranties of the Shareholders. Each of the Shareholders, jointly and severally, hereby represents and warrants to OPS as follows:
              (a) Ownership of TFM Stock.  The  Shareholders  are the record and beneficial owners of all of the shares of the issued and outstanding TFM Stock. None of the Shareholders has pledged, encumbered or otherwise granted or assigned any interest in, or otherwise restricted the transfer of, any of the TFM Stock, except as disclosed on Schedule 4.1(a).
              (b) TFM Stock. The authorized TFM Stock consists entirely of 50,000 shares of common stock, par value $1.00 per share. Of such shares, 1,000 shares of common stock have been issued and are outstanding. The issued and outstanding shares

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of TFM Stock have been  validly  issued and are fully paid,  nonassessable,  and free of any preemptive rights, whether statutory or otherwise. Except as described in Schedule 4.1(b) to this Agreement, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating TFM to issue any additional shares of capital stock or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock or to convert
any  presently   existing   obligations   or  securities   into  capital  stock.
Furthermore, there are no limits or restrictions of any kind on the voting of the TFM Stock.
              (c) Subsidiaries. Except as set forth on Schedule 4.1(c), neither TFM nor the Shareholders has any subsidiaries or owns any stock or other type of ownership or partnership interest in any joint venture, partnership, whether limited or otherwise, limited liability company or other sort of business entity or venture which would conflict with its or his ability to perform under this Agreement.
              (d) Valid Existence, Good Standing and Power. TFM is a corporation validly existing and in good standing under the laws of the State of Michigan. TFM has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business as such business is now being conducted. Except as disclosed on Schedule 4.1(d) to this Agreement, TFM is not qualified to do business as a foreign corporation in any other jurisdiction and the properties owned, leased or operated by it or the business conducted by it do not make such qualification necessary.
              (e) Authorization and Validity of Agreements. The execution, delivery and performance by TFM of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each of TFM and the Shareholders, and the Escrow Agreement has been duly executed and delivered by each of the Shareholders, and upon their execution and delivery as provided herein, the Agreement and the Escrow Agreement will be legal and valid obligations of each of TFM and the Shareholders, as applicable, enforceable against each in accordance with the terms of the respective document, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject to general principles of equity (whether in law or in equity) and public policy applicable to securities law.
              (f) No Approvals or Notices Required; No Conflict with Instruments. Except as described in Schedule 4.1(f) to this Agreement, the execution, delivery and performance of this Agreement by TFM and by the
Shareholders   and  the  consummation  by  each  of  them  of  the  transactions contemplated hereby and thereby: (1) will not violate (with or without the giving of notice or lapse of time or both) any judgment, ruling, order, writ, injunction, statute, rule or regulation applicable to TFM or the Shareholders;
(2) will not require any consent, approval, filing or notice under any provision of law applicable to TFM or the Shareholders; (3) will not (i) require any consent, approval or notice; (ii) conflict with, result in the breach of any provision of, result in the termination of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default); or
(iii) result in the acceleration of (or give any Person the right to accelerate) the performance of any obligation of TFM or the Shareholders under any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which TFM or the Shareholders is a party or by which the assets or properties of any of them are bound or encumbered; and (4) will not result in the creation of a lien upon any properties, assets or business of TFM pursuant to the articles of incorporation or bylaws of TFM or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which TFM or the Shareholders is a party or by which the assets or properties of any of them are bound or encumbered.
              (g) Financial Statements. Except as disclosed on Schedule 4.1(g), the June Financial Statements and the 1995 Financial Statements are in accordance with the respective books and records of TFM, have been prepared in accordance with generally accepted accounting principles and on a basis consistent with prior periods of TFM, and fairly present the financial position, results of operations and shareholder's equity of TFM as of the dates and for the periods indicated.
              (h) No Undisclosed Liabilities. TFM does not have, and the Shareholders do not have, any liabilities or obligations, absolute, accrued, contingent or otherwise, in connection with the business, assets, or properties of TFM (collectively, "Liabilities") of a nature required by generally accepted accounting principles to be reflected on a balance sheet, except (1) Liabilities which are fully reflected on the June Financial Statements or in the notes thereto; (2) Liabilities incurred since June 30, 1996, in the ordinary course of business, consistent with the past practices of TFM; and (3) as set forth in
Schedule 4.1(h) to this Agreement.
              (i) Tax Matters.  With respect to tax matters:
                      (1) Tax Liabilities. Except as set forth in Schedule 4.1(i)(1) to this Agreement, TFM has filed all tax returns required to be filed and, in respect of any period ending prior to the date hereof, has paid all taxes required to be paid and, in respect of any subsequent period that ends prior to or that includes the Closing Date, has paid all taxes required to be paid or anticipated to be payable. Except as set forth in Schedule 4.1(i)(1), TFM will not have any liability for any such taxes in excess of the amounts so paid, is not delinquent in the payment of any tax, assessment or governmental charge and has not requested any extension of time within which to file any tax return in respect of any fiscal year that has not since been filed. As of the date of this Agreement, no requests for waivers of the time to assess any such tax are pending.
                      (2)      Disclosure and Notices.  Except as set forth in
Schedule 4.1(i)(2), true, correct and complete copies of all corporate income tax returns of TFM which have been filed since 1991 or which will be filed on or before the Closing Date. All other tax returns and other filings of TFM which have been filed since 1993, and all financial records necessary to prepare tax returns for TFM subsequent to the Closing Date are located at TFM's office. The Shareholders shall further notify OPS of any proposed amendment of tax returns of TFM filed, required to be filed or to be filed for taxable periods ending on or before or including the Closing Date.
                      (3) Scope of Provision. For purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes of all types, whether with respect to income, profits, franchises, licenses, sales, use, occupation, property, employment, or otherwise, and whether denoted as a tax, fee, assessment, governmental charge or otherwise.
              (j) Title to Properties; Absence of Liens and Encumbrances.
Except as otherwise disclosed in Schedule 4.1(j) to this Agreement, TFM has good, valid and marketable title to its properties and assets (tangible and intangible) free and clear of all liens, encumbrances or other interests.
              (k) Legal Proceedings. Except as described in Schedule 4.1(k) to this Agreement, (1) there is no pending legal, administrative, governmental or other claim, action, suit, or proceeding or governmental investigation to which TFM is a party or relating to any of its properties or rights or otherwise affecting TFM; and (2) to the actual knowledge of each Shareholder, there is no threatened legal, administrative, governmental or other claim, action, suit, or proceeding or governmental investigation, or any basis for such claim, action, suit, proceeding or investigation against or relating to TFM or any of its respective properties or rights or which would affect TFM, which, if adversely determined, would have, either singly or in the aggregate, a material adverse effect on the financial condition, properties, good will, results of operations or business of TFM taken as a whole. TFM is not in violation of any term of any judgment, ruling, writ, decree, injunction or order outstanding against it.
              (l) Insurance. TFM presently maintains and, since December 31, 1995, has maintained, with insurance companies, casualty and liability insurance policies providing coverage of all of the material assets, properties and operations of TFM. Such insurance policies shall be outstanding and in force as of the Closing Date and are listed in Schedule 4.1(l) to this Agreement. Except as disclosed in Schedule 4.1(l), there are no material claims pending under any such policy, nor is there, to the actual knowledge of either Shareholder, any basis for any such claim, nor has any such claim been denied in the past five
(5) years.

              (m) Labor Relations.
                      (1) There is no unfair labor practice complaint against TFM pending before the National Labor Relations Board, and no labor strike, dispute, slowdown or stoppage pending against or affecting TFM, and there is no collective bargaining or similar agreement involving TFM as a party, except as disclosed on Schedule 4.1(m). To the actual knowledge of the Shareholders, there is no union or collective bargaining organizational activity occurring among the employees of TFM.
                      (2) Except as otherwise disclosed on Schedule 4.1(m) of this Agreement, TFM is in material compliance with all applicable state and federal labor and employment laws, including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Equal Pay Act of 1963; the Pregnancy Discrimination Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; 42 U.S.C. ss. 1981; the Family and Medical Leave act of 1993; the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"); the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"); the Employee Retirement Income Security Act of 1974 ("ERISA"); the National Labor Relations Act; the Labor Management Relations Act; the Occupational Safety and Health Act of 1970; the Employee Polygraph Protection Act of 1988; the Vietnam Era Veterans' Readjustment Assistance Act of 1974; federal immigration laws; Department of Transportation regulations; and state workers compensation, wage/hour and occupational safety and health laws.
              (n) Commitments and Customer Relationships.  All of the TFM
Commitments are set forth in Schedule 4.1(n). All of the TFM Commitments are valid, binding, and in full force and effect, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject to general principles of equity (whether in law or in equity) and except for such TFM Commitments that are otherwise listed in Schedule 4.1(n) to this Agreement. Neither TFM nor, to the actual knowledge of the Shareholders, any other party to any of such TFM Commitments is in material default under any of the TFM Commitments. Except as disclosed in Schedule 4.1(n), no consent on the part of any third party in connection with a TFM Commitment is required by reason of the purchase of the TFM Stock. The Shareholders have no actual knowledge that any change will occur in the relationships of TFM with any customers, suppliers or referral sources, whether or not as a result of the TFM Stock purchase, which change would be materially adverse to TFM or its business. TFM will not incur any liability (whether as an indemnity, compensation, reimbursement or otherwise) for terminating any TFM Commitment in accordance with the terms thereof at the end of any stated term. Except as disclosed in Schedule 4.1(n), the Shareholders do not have, nor will they have immediately after the Closing Date, any financial interest in any party, other than TFM, which is a party to any of the TFM Commitments and all of the TFM Commitments were negotiated on an arm's length basis.
              (o) Patents, Trademarks, Related Contracts and Other
Intellectual Property. With respect to its Intellectual Property:
                      (1) Except as set forth in Schedule 4.1(o)(1), TFM owns, or has the right to use pursuant to valid license, all such Intellectual Property as is presently used by it in the conduct of its business, and all license arrangements relating in any manner to any of such Intellectual Property (whether or not in writing) are set forth on Schedule 4.1(o)(1). Except as disclosed in Schedule 4.1(o)(1), TFM is in full compliance with and is not in default under any of such license agreements, and to each Shareholder's actual knowledge all other parties to any of such license agreements are in full compliance with and are not in default under any of such license agreements;
                      (2) Schedule 4.1(o)(2) sets forth a complete list of a all patents, trademarks, service marks, and copyrights used by TFM in the conduct of its business that are currently registered in any jurisdiction, and TFM has good and marketable title to all such assets free and clear of all liens, charges and encumbrances (except for such license agreements listed in Schedule 4.1(o)(1)) and all filing or maintenance fees that are required to maintain such registrations and that are due and payable as of the date of this Agreement have been paid and all associated maintenance filings have been made;
                      (3) Schedule 4.1(o)(3) sets forth a complete list of all unregistered trademarks, service marks, and trade names used by TFM in the conduct of its business, and TFM has good and marketable title to all such assets free and clear of all liens, charges and encumbrances (except for such license agreements listed in Schedule 4.1(o)(1));
                      (4) For each trademark, service mark, or trade name listed in Schedules 4.1(o)(2) and 4.1(o)(3), Schedule 4.1(o)(4) sets forth the dates of first use and the geographic territory of use for each trademark, service mark, or trade name, and TFM represents that such marks and trade names have been in continuous use in their respective territories since the listed dates of first use;
                      (5) Schedule 4.1(o)(5) lists all software that TFM has had written or developed by any Person not an employee of TFM, lists the current owner of the copyright interest in such software, and if TFM is the current owner, lists the date of the written assignment of the copyright interest to TFM;

                      (6) Except as disclosed in Schedule 4.(o)(6), during the period of the Shareholders' ownership of the stock of TFM, TFM has not infringed, misappropriated, or otherwise used in an unauthorized manner the proprietary rights (including but not limited to the patent, trade secret, trademark, trade dress, or copyright rights) of any third party;
                      (7) TFM has not granted or committed to grant any rights in its Intellectual Property of any nature whatsoever to any third party except as disclosed in Schedule 4.1(o)(7) to this Agreement;
                      (8) Except as disclosed in Schedule 4.1(o)(8) to this Agreement, no claim has been asserted by any Person (i) to the effect that any action by TFM, infringes on the Intellectual Property rights of any other Person; or (ii) that challenges or questions the right of TFM to use any of the Intellectual Property being used by it; or (iii) which asserts the right of any third party to use such Intellectual Property;
                      (9) Except as disclosed on Schedule 4.1(o)(9), each Shareholder has no knowledge of the basis for any claim against it that any of its operations, activities, products, or publications infringes on any patent, trademark, service mark, trade name, copyright, or other proprietary right of a third party, or that it is illegally or in any unauthorized manner using the trade secrets or any proprietary rights of others;
                      (10) Each Shareholder has no knowledge that any other Person is infringing upon or has misappropriated any of TFM's Intellectual Property.
              (p) Accounts Payable. Except as disclosed on Schedule 4.1(p), the accounts payable of TFM reflected in its June Financial Statements are true, correct and complete lists of all accounts payable of TFM as of June 30, 1996, and, since that date, TFM has not incurred an account payable, except for accounts payable incurred in the ordinary course of business.

              (q)   Conduct  of   Business   in   Compliance with Regulatory
Requirements. Except as set forth in Schedule 4.1(q) to this Agreement, TFM is in compliance in all material respects with all applicable laws, regulations, ordinances and codes, the failure to comply with which may have, either singly or in the aggregate, a material adverse effect on the financial condition, properties, results of operations, prospects or business of TFM.
              (r) Absence of Certain Changes or Events. Except as disclosed in Schedule 4.1(r) to this Agreement, since June 30, 1996, TFM has not:
                      (1) suffered any material adverse change in its operations, earnings, assets, liabilities, properties, prospects, business or financial condition;
                      (2) made any capital expenditure or entered into any commitment therefor in excess of $10,000.00 for any single item or $50,000.00 in the aggregate for all items;
                      (3) declared any dividend or made any payment or other distribution in respect of its capital stock to the Shareholder or any other party;
                      (4) purchased, issued, redeemed, sold, or otherwise acquired or disposed of any shares of TFM Stock, or granted any options, warrants or other rights to purchase or convert any obligation into any shares of its capital stock or into any of its securities;
                      (5) incurred, assumed or guaranteed or entered into any commitment in respect of any indebtedness for borrowed money or materially changed any of its indebtedness;
                      (6) introduced any material change with respect to the manner of conducting its business or with respect to its method of accounting;

                      (7) made any material increase in the compensation payable or to become payable by it to its officers or key employees or adopted any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such officers or key employees, except increases occurring in the ordinary course of business;
                      (8) entered into any commitment, contract, agreement, license, lease or transaction material to TFM other than in the ordinary course of business; or
                      (9) entered into any agreements, whether in writing or otherwise, to take any action described in this Section 4.1(r); or
                      (10) suffered any damage, destruction, loss or other occurrence, whether covered by insurance or not, that has materially and adversely affected, or may have a material and adverse effect on, the business, operations, assets or financial condition of TFM.
              (s) Employee Benefit Plans.
                      (1) Schedule 4.1(s) lists all plans, programs, agreements, commitments or arrangements maintained by or on behalf of TFM or any other Person that provides benefits or compensation to or for the benefit of any current or former employees of TFM (the "Plan" or "Plans"). Except as set forth on Schedule 4.1(s), only current and former employees of TFM and their spouses and dependents participate in the Plans. TFM has not maintained or operated any Plan in any manner in violation of ERISA or any other applicable Federal, state or local law, rule or regulation, including the Internal Revenue Code of 1986, as amended, except as disclosed on Schedule 4.1(s).
                      (2) With respect to each Plan: (i) no litigation or administrative or other proceeding is pending or, to the actual knowledge of the Shareholders, threatened, involving such Plan; (ii) TFM has made or accrued all payments and/or contributions required, or reasonably expected to be required, to be made under the provisions of the Plans or by law with respect to any period prior to the Closing Date; and (iii) each such Plan will be on the Closing Date fully funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits arising before or after termination of employment) and claims incurred up to the Closing Date, or paid-up insurance will have been provided therefor.
                      (3) Except as set forth in Schedule 4.1(s) and pursuant to federal and Michigan laws, neither TFM nor any of the Plans have any obligation to provide, or liability for, health care, life insurance or other benefits after termination of employment.
                      (4) Except as set forth in Schedule 4.1(s), the consummation of the transactions contemplated by this Agreement will not entitle any employee of TFM to severance pay nor will it accelerate the time of payment, vesting or increase the amount of any compensation due to any employee of TFM.
                      (5) Except as set forth on Schedule 4.1(s), for any period prior to Closing, all required reporting to and filing with agencies of the Federal government, and all required disclosure to participants, have been completed for each Plan, as applicable.
              (t) No Brokers. Neither the Shareholders nor TFM has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.
              (u) No Violation of Environmental Laws. Except as disclosed on
Schedule 4.1(u) attached hereto, the business of TFM as presently being conducted does not materially violate any applicable law or regulation relating to air, water, or noise pollution, or the production, storage, labeling, or disposition of Wastes. TFM has timely filed all reports required to be filed by it, has obtained all required approvals and permits and has generated and maintained all required data, documentation, and records under any applicable environmental laws or regulations. TFM has not placed, stored, buried, dumped, disposed, spilled or released any Wastes on, beneath, or about any of the properties used, owned or leased by TFM or except for inventories of such chemicals to be used in the ordinary course of business (which inventories, if any, have been stored in accordance with all applicable laws and regulations and in a manner such that there was no release of any such chemicals into the environment that could cause the incurrence of material clean up or other response costs under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or CERCLA, or other comparable state or federal laws or regulations). TFM has not received any notice from any governmental agency or private or public entity advising TFM that it is responsible for or potentially responsible for corrective action or response costs with respect to a release, a threatened release or clean up of Wastes.
              (v) Employees, Directors, Officers. Schedule 4.1(v) to this Agreement sets forth, as of the date set forth in Schedule 4.1(v), the names, employment capacities, and pay scales or salaries of TFM employees, directors and officers and all consultants of TFM, and identifies any agreement or understanding which obligates TFM to pay any compensation or provide any benefit, now or in the future, to any such person.
              (w) Bank Accounts. Schedule 4.1(w) to this Agreement sets forth the identity of each bank, trust company or other financial institution with which TFM has an account, each such account number and type, and the identities and capacities of all persons with authorized access to the funds or contents of such accounts.

              (x) Certain Securities Laws Matters. Each of the Shareholders is acquiring OPS Common Stock for his own account, without a view to the resale, transfer or distribution thereof, and not for the account of others. Each Shareholder agrees not to resell or otherwise dispose of all or any such stock, except as permitted by federal and state laws in the opinion of legal counsel reasonably acceptable to OPS, including, without limitation, any and all applicable provisions of this Agreement and any regulations under the Securities Act of 1933. Each Shareholder fully understands and agrees that he must bear the economic risk of the investment in the Stock Consideration for an indefinite period of time. Each Shareholder understands and agrees that transfer of such shares will be restricted in their resale and that each certificate evidencing the shares will bear the following legend, or one substantially similar thereto:

              The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and no transfer, sale, assignment, pledge, hypothecation or other disposition of the shares represented by this certificate may be made except (A) pursuant to the effective registration statement under the Act and any applicable state securities laws or (B) pursuant to an exemption from the provisions of Section 5 of the Act, and the rules and regulations in effect thereunder, and state securities laws.

              (y) Siimon.  With respect to Siimon:
                      (1)      Ownership of Siimon Stock.  The Shareholders are
the record and beneficial owners of all of the shares of the issued and outstanding Siimon Stock. None of the Shareholders has pledged, encumbered or otherwise granted or assigned any interest in, or otherwise restricted the transfer of, any of the Siimon Stock.
                      (2)      Siimon Stock.  The authorized Siimon Stock
consists entirely of 50,000 shares of common stock, par value $1.00 per share. Of such shares, 5,000 shares of common stock have been issued and are outstanding. The issued and outstanding shares of Siimon Stock have been validly issued and are fully paid, nonassessable, and free of any preemptive rights, whether statutory or otherwise. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating Siimon to issue any additional shares of capital stock or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock or to convert any presently existing obligations or securities into capital stock. Furthermore, there are no limits or restrictions of any kind on the voting of the Siimon Stock.
                      (3)      Valid Existence, Good Standing and Power.  Siimon
is a corporation validly existing and in good standing under the laws of the State of Michigan. Siimon has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business as such business is now being conducted. Siimon is not qualified to do business as a foreign corporation in any other jurisdiction and the properties owned, leased or operated by it or the business conducted by it do not make such qualification necessary.
                      (4)      Authorization and Validity of Agreement.  The
execution, delivery and performance by Siimon of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement is, and upon its execution and delivery as provided herein, will be the legal and valid obligation of Siimon, enforceable against it in accordance with the terms of the Agreement, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject to general principles of equity (whether in law or in equity) and public policy applicable to securities law.

                      (5) Nonoperating Entity. Siimon neither owns nor leases any assets or properties, and has not conducted any business in the State of Michigan or any other jurisdiction, since its incorporation on August 3, 1993. TFM is, and on the Closing Date, will be the holder of any and all assets and proprietary information regarding the remanufacturing of office workstations and the manufacturing of chairs.
              (z) Absence of Material Change. Neither TFM nor Siimon has suffered any material adverse change in its operations, earnings, assets, liabilities, properties, business or financial condition during the period between September 19, 1996, and the Closing Date.
              (aa) Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by TFM, Siimon or the Shareholders to OPS pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to avoid statements herein or therein being misleading.
     Section 4.2 Representations and Warranties of OPS. OPS represents and warrants to the Shareholders as follows:
              (a) Valid Existence, Good Standing and Power. OPS is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia. OPS has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business as such business is now being conducted, and to enter into this Agreement and perform its respective obligations hereunder.
              (b) OPS Stock. The authorized capital stock of OPS consists of 50,000,000 shares of OPS Common Stock, and 5,000,000 shares of preferred stock, without par value. Of such shares, on the Closing Date, approximately 4,385,000 shares of OPS Common Stock, and no shares of OPS preferred stock, have been issued and are outstanding. The outstanding shares of OPS capital stock have been validly issued and are fully paid and nonassessable, and are free of any preemptive rights, whether statutory or otherwise. There are no outstanding or authorized subscriptions, options, warrants, calls or rights obligating OPS to issue any additional shares of capital stock. There are no limits or restrictions of any kind on the voting of the OPS Common Stock.
              (c) Stock to be Issued to Shareholders. The shares of OPS Common Stock to be issued to the Shareholders as the Stock Consideration are duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid, nonassessable, and free of any preemptive rights, whether statutory or otherwise.
              (d) Authorization and Validity of Agreements. The execution, delivery and performance by OPS of this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. No shareholder approval is required. This Agreement and the Escrow Agreement are, and upon their execution and delivery as provided herein, will be legal and valid obligations of OPS, enforceable against it in accordance with the terms of the respective document, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject to general principles of equity (whether in law or in equity) and public policy applicable to securities law.
              (e) No Approvals or Notices Required; No Conflict with Instruments. Except as described in Schedule 4.2(e) to this Agreement, the execution, delivery and performance of this Agreement by OPS and the consummation by it of the transactions contemplated hereby and thereby: (1) will not violate (with or without the givin g of notice or lapse of time or both) any judgment, ruling, order, writ, injunction, statute, rule or regulation applicable to OPS; (2) will not require any consent, approval, filing or notice under any provision of law applicable to OPS; (3) will not (i) require any consent, approval or notice; (ii) conflict with, result in the breach of any provision of, result in the termination of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default); or (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of any obligation of OPS under any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which OPS is a party or by which the assets or properties of any of them are bound or encumbered; and (4) will not result in the creation of a lien upon any properties, assets or business of OPS pursuant to the articles of incorporation or bylaws of OPS or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which OPS is a party or by which the assets or properties of any of them are bound or encumbered.
              (f) Securities Representation. OPS is acquiring the TFM Stock and Siimon Stock for investment purposes only, for OPS's own account, without a view to the resale, transfer, or distribution thereof. OPS acknowledges that (1) neither the TFM Stock nor the Siimon Stock is registered under any federal or state securities laws; and (2) it may not transfer or assign the TFM Stock or Siimon Stock unless it is first registered, or the transaction is exempt from registration, under federal and applicable states securities laws. The certificates representing the TFM Stock and Siimon Stock, respectively, will bear the following restrictive legend:

              This stock has not been registered under any federal or state securities laws. This stock may not be assigned unless it is first registered or the transaction is exempt from registration under federal or applicable states securities laws.

OPS will be actively engaged in the management of TFM and Siimon.

              (g) No Brokers. Neither OPS nor any of its officers, directors or employees acting on behalf of OPS, has employed any broker, investment banker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.
              (h) Governmental Action. Except as disclosed on Schedule 4.2(e), no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required by or on behalf of OPS in connection with the execution, delivery or performance by OPS of this Agreement or the Escrow Agreement, or the Employment Agreements or the consummation of the transactions contemplated hereby or thereby.
              (i) SEC Filings.  OPS (1) has  securities  registered  pursuant to
Section 12 of the Exchange Act that are subject to the reporting requirements of
Section 13 of the Exchange Act and (2) the securities described in clause (1) herein have been registered under Section 12 of the Exchange Act since May 30, 1996. OPS has delivered to the Shareholders true, correct and complete copies of the OPS Prospectus, dated May 30, 1996 (the "Prospectus"), OPS's Report on Form 10-Q for the quarter ended June 30, 1996 (the "10-Q"), and all Current Reports on Form 8-K since May 30, 1996 (collectively, the "SEC Filings"). OPS has filed timely with the SEC all reports, schedules, statements and registration statements required to be filed by it to date with the SEC under Sections 13(a) and 15(d) of the Exchange Act, since registration of the securities under the Exchange Act. The information contained in the SEC Filings, as of their respective dates, does not contain any untrue statement of a material fact, or omit to state a material fact which would be necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, and complies as to form in all material respects with all applicable requirements of the federal securities laws and the rules and regulations of the SEC promulgated thereunder.
              (j) Financial Statements. The financial statements contained in the SEC Filings are in accordance with the respective books and records of OPS, have been prepared in accordance with generally accepted accounting principles, except as noted therein, and on a basis consistent with prior periods of OPS, excepted as noted therein, and fairly present the financial position, results of operations and shareholder's equity of OPS as of the dates and for the periods indicated.
              (k) Absence of Material Change. Since June 30, 1996, OPS has not suffered any material adverse change in the operations, earnings, assets, liabilities, properties, business or financial condition of OPS.
              (l) Full Disclosure. The representations and warranties made by OPS in this Agreement, or in any schedule, certificate or other document delivered by or on behalf of it to the Shareholders or TFM in connection herewith, do not contain any untrue statement of a material fact, or omit to state a material fact which would be necessary to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE 5
                              ADDITIONAL COVENANTS
     Section 5.1 Reasonable Best Efforts to Consummate. Each of the parties hereto agrees to use his or its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
     Section 5.2 Public Statements. From the date hereof and for a period continuing until the date that is six (6) months after the Closing Date, OPS and the other parties to this Agreement will cooperate in the preparation and the issuance of any written or oral statement or other communication regarding this Agreement or the transactions contemplated hereby to the press, public, customers, employees or governmental or regulatory authorities. Each of them shall give the other prior notice of any intended written statement or communications and shall secure the written approval of the other before issuing any such written statement or communication except for filings that are required under the Securities Exchange Act of 1934. Each of the parties shall agree upon the appropriate information that may be verbally communicated (the "Approved Public Comments") by each to such third parties regarding the Agreement and the transactions contemplated hereby. Each party covenants that he or it will not provide to such third parties any comments other than the Approved Public Comments without obtaining the prior written approval of the other parties.
     Section 5.3 Participation in Plans. Following the Closing, the employees of the TFM who were such immediately prior to the Closing shall remain as participants in all employee benefit plans and policies now maintained by or on behalf of TFM. The employees shall not be eligible to participate in the OPS Section 401(k) plan until the first plan entry date after the first annual anniversary date of the complete distribution of assets from TFM Section 401(k) plan trust. Nothing in this Section, whether expressed or implied, is intended to confer on any employee of TFM, any rights, remedies, obligations or liabilities under or by reason of this Section 5.3.
     Section 5.4 SEC Matters. For a period of three (3) years from and after the Effective Date (or the expiration of such other period as the SEC may designate pursuant to Rule 144(k) with respect to the termination of resale restrictions on restricted securities) or until the Shareholders have disposed of all of the Stock Consideration, whichever is the first to occur, OPS will (a) timely make all filings required by the Exchange Act, (b) take any other steps necessary to assure that "current public information" is available as defined in 17 CFR 230.144(c); and (c) comply with all requirements of Rule 144 or any successor rule that requires action by OPS.
     Section 5.5 Payoff of Certain TFM Debt. As soon as reasonably practicable after the Effective Date, OPS shall (a) pay off all TFM Loans, (b) obtain from Comerica the release of all collateral securing the TFM Loans, including assets pledged and mortgaged by the Shareholders, (c) cause each Shareholder's guaranty of the TFM Loans to be extinguished, (d) obtain originals of all TFM Loan documents necessary to effectuate the preceding items, and (e) deliver to the Shareholders such TFM Loan documents. OPS agrees to hold the Shareholders and their spouses harmless from all loss, cost and expense, including attorney's fees, that they may incur on account of OPS's failure to pay off the TFM Loans in accordance with the preceding sentence.

     Section 5.6      Contingent Payment.
              (a) Price Protection. If on the Distribution Date, the closing sale price of a share of OPS Common Stock reported on the NASDAQ National Market, or a successor exchange, as quoted in The Wall Street Journal (the "Distribution Date Per Share Price"), is less than $15.00 (subject to adjustment as appropriate for any stock splits, stock dividends, recapitalizations or other changes to the capital structure of OPS after the Effective Date), OPS will, after taking into account the effect upon the allocated value of the Stock Consideration of (1) any distributions of the Stock Consideration to satisfy indemnification claims and (2) any appropriate adjustments for stock splits, stock dividends, recapitalization and other changes to the capital structure of OPS occurring between the Effective Date and the Distribution Date, pay to the Shareholders that amount of cash necessary to result in the Shareholders receiving in the aggregate the Purchase Price, as adjusted by clause (1) herein (the "Contingent Payment").
              (b) Determination of Contingent Payment. The amount of the Contingent Payment, if any, shall equal (1) the number of shares of the Stock Consideration distributed to the Shareholders on the Distribution Date multiplied by the difference in the Distribution Date Per Share Price and $15.00 (subject to adjustment as appropriate for any stock splits, stock dividends, recapitalizations or other changes to the capital structure of OPS after the Effective Date).
              (c) Payment of Contingent Payment. If a Contingent Payment is owed to the Shareholders pursuant to (a) above, OPS shall deliver the Contingent Payment to each of the Shareholders in accordance with the percentages set forth in Exhibit A hereto within five (5) Days after the Distribution Date.

              (d) Retained Stock Consideration. If (1) a Contingent Payment is owed to the Shareholders pursuant to this Section 5.6, (2) OPS has delivered to the Shareholders and the Escrow Agent timely Notice of an indemnification claim, causing the Escrow Agent to retain any shares of the Stock Consideration on the Distribution Date, and (3) it is determined subsequently that such claim is partially or completely invalid, such shares of Stock Consideration shall be delivered promptly to the Shareholders, and OPS shall, within five (5) Days after the distribution of such retained shares, deliver to the Shareholders the amount of Contingent Payment, if any associated therewith.
     Section 5.7 Interest applicable to Nonpayment of Obligations. If OPS fails to pay to the Shareholders any of (a) the Cash Consideration within two
(2) Days after the Effective Date, or (2) the Contingent Payment required pursuant to Section 5.6 hereof within five (5) Days after the date the payment was due, OPS shall pay a penalty of two percent (2%) of the amount owed and the unpaid obligation shall accrue interest thereon at the prime rate reported in The Wall Street Journal on the date the payment was due (the "Prime Rate"), plus two percent (2%) per annum, compounded monthly, or the maximum rate permitted by law, whichever is less, until paid in full. If OPS fails to pay to the Shareholders any Contingent Payment associated with any retained shares of Stock Consideration in accordance with Section 5.6(d) hereof within five (5) Days after the date such shares are distributed to the Shareholders, OPS shall pay a penalty of two percent (2%) of the amount owed and the unpaid obligation shall accrue interest thereon at the Prime Rate, or the maximum rate permitted by law, whichever is less, until paid in full. If the Shareholders must file a claim to collect the either the Cash Consideration or any Contingent Payment, OPS shall pay all costs, fees and expenses, including attorneys' fees, incurred in connection with any such enforcement action.

     Section 5.8 Operation of TFM and Siimon. From the Closing Date until the Effective Date, the Shareholders shall operate each of TFM and Siimon in the ordinary course of business and in a manner consistent with past practices.

                                    ARTICLE 6
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                               AND INDEMNIFICATION

     Section 6.1 Survival of Representations and Warranties by Shareholders. Notwithstanding any investigation by OPS, their attorneys or any of their agents or representatives, the representations and warranties contained in Section 4.1 made by the Shareholders, and the warranties and representations in the Officers' Certificates shall survive the Closing for a period of two (2) years thereafter, at which time they shall expire, except for (a) any representation or warranty made with regard to taxes, employee benefit plans, environmental liabilities or title to or conveyance of the TFM Stock or (b) the existence of a Knowing Misrepresentation. The representations and warranties in
(a) and (b) herein shall survive for the full period of the applicable statute of limitations.
     Section 6.2      Indemnification by Shareholders.
              (a) Claims. Subject to the limitations on recovery set forth in subsection (b) herein, and Sections 6.5 and 6.6 hereof, the Shareholders, jointly and severally, shall indemnify and hold any of the OPS Indemnitees and their successors or assigns, harmless from and against all expenses, losses, claims or damages, fines or penalties (including reasonable attorneys' fees) that any of the OPS Indemnitees or their successors or assigns may sustain or which are imposed on, incurred by, or accrued against any of them by reason of or which result from: (1) any liability for unpaid taxes of TFM incurred for periods prior to the Closing Date including, without limitation, the taxes excepted in Schedule 4.1(i) of this Agreement; (2) any untrue or misleading representation, warranty or certification of the Shareholders or TFM; (3) any material liability that arises from or relates to the conduct of the business of TFM during any period prior to the Closing Date, unless such liability was disclosed in the 1995 Financial Statements or the June Financial Statements or this Agreement including the exhibits and schedules hereto; (4) any breach of the obligations and covenants of TFM or the Shareholders (other than the representations and warranties which are addressed specifically above) under this Agreement or the Escrow Agreement; and (5) any Knowing Misrepresentation by a Shareholder. The Purchase Price set forth in Section 1.3 hereof shall be reduced by the amount of any indemnification payments made pursuant to this Section 6.2.
              (b) Limitations  on Recovery.  The  foregoing  provisions of this
Section 6.2 shall be entirely limited by the following: (1) there shall be no recovery under any indemnification obligation of the Shareholders until the total claims for indemnification under this Section 6.2 exceed $30,000.00, at which point all valid claims for indemnification hereunder in excess of the aggregate amount of $30,000.00 shall be recoverable; and (2) there shall be no recovery on claims for indemnification under this Section 6.2 after the total recovery on all such claims has exceeded the aggregate amount of proceeds received by the Shareholders pursuant to this Agreement.
              (c) Method of Recovery. The OPS Indemnitees under this Section 6.2 must first recover any amounts due them or any of them arising from valid claims under this Section 6.2 from the Stock Consideration, or so much thereof as remains in escrow at the time the claim is made, in accordance with the terms of the Escrow Agreement, until the Stock Consideration is exhausted. Upon the exhaustion of the Stock Consideration, any recovery on claims for indemnification under this Section 6.2 shall be recovered from the Shareholders directly, subject to the limitations of subsections (a) and (b) above.
     Section 6.3 Survival of Representations and Warranties of OPS. The representations and warranties contained in Section 4.2 made by OPS and the warranties and representations contained in the Officer's Certificate of OPS shall survive the Closing for a period of two (2) years thereafter, at which time they shall expire, except for (a) any representation or warranty made with regard to the SEC Filings or the acquisition of the TFM Stock and Siimon Stock for investment purposes only or (b) the existence of a Knowing Misrepresentation. The representations and warranties in (a) and (b) herein shall survive for the full period of the applicable statute of limitations.
     Section 6.4 Indemnification by OPS. During the period in which any such representation or warranty shall survive, OPS shall indemnify and hold each of the Shareholders and their successors or assigns harmless from and against:
(a) all losses, claims or damages (including reasonable attorneys' fees) that the Shareholders or their successors or assigns may sustain or which are imposed on, incurred by, or accrued against the Shareholder or his successors or assigns by reason of or which result from any representation, warranty or certification of OPS being untrue or misleading when made or as of the Closing; (b) all losses, claims or damages (including reasonable attorneys' fees) that the Shareholders or their successors or assigns may sustain, or which are imposed on, incurred by, or accrued against the Shareholders or their successors or assigns, at any time by reason of or which result from a Knowing Misrepresentation by an OPS Responsible Person; or (c) all losses, claims or damages (including reasonable attorneys' fees) that the Shareholders or their successors or assigns may sustain by reason of or which result from any breach of the obligations or covenants of OPS under this Agreement, the Escrow Agreement, or the Employment Agreements of the Principal Employees or the Key Employee.
     Section 6.5      Assertion and Defense of Indemnification Claim.
              (a) Assertion of Claim. Any of the OPS Indemnitees or either of the Shareholders under Sections 6.2 and 6.4, respectively (an "Indemnified Party"), shall give Notice to the other (an "Indemnifying Party"), and to the Escrow Agent if an OPS Indemnitee is the Indemnified Party, as soon as reasonably possible after the Indemnified Party has actual knowledge of any claim as to which the Indemnifying Party has an obligation to indemnity, including, the amount thereof, if known, and shall promptly supply any other information in the possession of the Indemnified Party supporting such claim. The omission by the Indemnified Party to give Notice as soon as reasonably possible will not relieve the Indemnifying Party of its indemnification obligations hereunder, unless the failure to give Notice to the Indemnifying Party materially prejudices the Indemnifying Party or Notice is given after the end of the survival period of the applicable representation or warranty or other basis for such claim. All indemnification claims must be asserted by giving Notice within the survival period of the applicable representation or warranty or other basis for such claim.
              (b) Defense of Undisputed Claim. The Indemnified Party will permit the Indemnifying Party (at its expense) to assume the defense of any third party claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party. The Indemnifying Party may settle or compromise any third party claim or litigation only with the consent of the Indemnified Party which consent may not be unreasonably withheld.

              The Indemnified Party shall have the right at all times to participate in the defense, settlement, negotiations or litigation relating to any third party claim or demand at its own expense. If the Indemnifying Party does not assume the defense of any matter which it has an obligation to indemnify, then the Indemnified Party shall have the right to defend any such third party claim or demand, and will be entitled to settle any such claim or demand in its discretion, all at the expense of the Indemnifying Party. In any event, the Indemnified Party will cooperate in the defense of any such action at the expense of the Indemnifying Party and the pertinent records of each party shall be available to the other with respect to such defense.
              (c) Defense of Disputed Claim. Should an Indemnifying Party provide Notice to the Indemnified Party, and to the Escrow Agent if the Shareholders are the Indemnifying Party, regarding a claim or action by a third party for which the Indemnifying Party denies liability, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity:
                      (1) To conduct any proceedings or negotiations in connection therewith;
                      (2) To take all other required steps or proceedings to settle or defend any such third-party claim or action; and/or,
                      (3) To employ counsel to contest any such third-party claim or action in the name of the Indemnified Party or otherwise.
              If the Indemnifying Party desires to assume the defense of such third-party claim or action, they shall promptly give Notice to the Indemnified Party. The Indemnifying Party and the Indemnified Party may participate in such defense at their own expense.
              (d) Agreement Governs. The Escrow Agreement may also set forth procedures governing the assertion and resolution of certain claims with respect to the Stock Consideration. To the extent that any of the procedures set forth in this Section 6.5 are inconsistent with, or contrary to, those set forth in the Escrow Agreement, the terms and conditions of this Agreement shall be the controlling provisions.
     Section 6.6 Computation of Indemnity Payments. The amount of any indemnification payable by the Indemnifying Party shall be (a) reduced by the amount of any Tax Savings realized by the Indemnified Party, and (b) increased by the amount of any federal or state income tax required to be paid by the Indemnified Party as a result of the accrual or receipt of any such indemnity payment. If, after the payment of any such indemnity amount, an Indemnified Party realizes a Tax Savings, such party shall promptly notify the Indemnifying Party of such Tax Savings, and shall pay promptly the amount thereof to the Indemnifying Party.
     Section 6.7      Dispute Resolution.
              (a) Demand for Arbitration. Except regarding a claim pursuant to Sections 1.4(b), 5.6 and 5.7 hereof, any controversy, dispute or claim arising out of, in connection with, or in relation to, the construction, performance or breach of this Agreement, including without limitation, the validity, scope and enforceability of this Article 6, shall be adjudicated by arbitration conducted in accordance with the then existing rules for commercial arbitration of the American Arbitration Association ("AAA"), or any successor organization. The demand for arbitration shall be delivered in accordance with the Notice provisions of this Agreement.
              (b) Selection of Arbitrators. Within five (5) Days after receipt of such demand, the parties shall jointly request a list of arbitrators from the AAA. Upon receipt of the list of arbitrators, each party shall mark selections and/or rejections and resubmit said list to the AAA. The selections and rejections shall take place within seven (7) Days after receipt of the proposed arbitrators from the AAA. The parties shall cooperate with the AAA and/or the appointed arbitrator(s) for the purpose of setting an expeditious hearing, which shall be conducted in Richmond, Virginia.
              (c) Costs and Expenses. Each of the Shareholders and OPS agrees that if an indemnification claim is disputed by the other party hereto, there shall be only one arbitration of such dispute pursuant to this Section 6.6 and the costs of the arbitration shall be borne by such nonprevailing party; provided, that, if the Shareholders are the nonprevailing party, they shall bear such costs severally in proportion to the shares of Stock Consideration forfeitable by each such Shareholder upon resolution of the dispute, but jointly to the extent any such Shareholder shall fail to pay his share of such costs within thirty (30) Days of the arbitrators' award. In any case, and unless otherwise provided herein, the fees and expenses of the arbitrator(s), hearing room and court reporter, if any, shall be borne by the nonprevailing party.
Each party may be represented by counsel if they so choose.
              (d) Binding Nature of Decision. The parties intend this agreement to arbitrate to be valid, enforceable and irrevocable. The decision of the arbitrator(s) with respect to all matters except the validity of this Agreement, which shall be rendered no later than six (6) months after the date the hearing begins, shall be final and binding upon the parties hereto and judgment on such award may be entered by either party in any court having jurisdiction over the person or properly of the party against whom such award is sought to be enforced. The parties stipulate that the arbitration provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court, or before any administrative tribunal with respect to any dispute, controversy or alleged breach of this Agreement. The arbitration provisions of this Agreement shall survive any termination or expiration of this Agreement.

     Section 6.8 Exclusive Remedy. If the Closing shall occur, the indemnification provided for in this Section shall be the sole and exclusive remedy for any inaccuracy or breach of any warranty or representation made by any party in the Agreement or in any certificate or document delivered pursuant to or in connection with the Agreement; provided, however, no party shall be precluded from seeking any remedy available for (i) any inaccuracy or breach which constitutes a Knowing Misrepresentation; or (ii) failure by any other party to comply with any covenant or agreement contained in this Agreement to be performed or complied with after the Closing.

                                    ARTICLE 7
                                  MISCELLANEOUS
     Section 7.1      Termination and Abandonment.
              (a) General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:
                      (1) by mutual consent of the Shareholders and an OPS Responsible Person;
                      (2)      by OPS if any of the conditions provided for in
Section 4.1 shall not be met on the Closing Date or waived in writing by OPS;
and
                      (3) by the Shareholders if any of the conditions provided for in Section 4.2 shall not be met on the Closing Date or waived in writing by each of the Shareholders.
              (b) Procedure Upon Termination. In the event of termination and abandonment of this Agreement by OPS or the Shareholders pursuant to subsection
(a) of this Section, written Notice thereof shall promptly be given to the other parties hereto and this

Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by OPS or the Shareholders.
              (c) Automatic Termination. This Agreement shall automatically terminate at 12:01 a.m. on October 15, 1996, unless this Agreement and the transactions contemplated hereby shall have previously closed and been consummated and each party shall retain all of their rights and remedies with regard to said termination.
              (d) Confidentiality. In the event that this Agreement terminates in accordance with this Section, the provisions of the Prenegotiation Confidentiality Agreement shall remain in full force and effect. Each party will keep all information acquired by it regarding the other party or parties confidential and will not use or disseminate such information for any other purpose and will each return to the other all written documents and materials obtained from the other in connection herewith.
     Section 7.2 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay his or its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys' and accountants' fees.
     Section 7.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:
              (a)     if to the Shareholders, to:
                      Paul A. Covert
                      13520 Bauer Road
                      Eagle, Michigan  48822
                      and

                      Todd A. Thomann
                      706 Jones
                      Grand Ledge, Michigan   48837

                      and a copy to:

                      Fraser Trebilcock Davis & Foster, P.C.
                      1000 Michigan National Tower
                      Lansing, Michigan  48933
                      Attention:  Richard C. Lowe, Esquire


              (b)     if to OPS, to:
                      Stan A. Fischer, President
                      Open Plan Systems, Inc.
                      4299 Carolina Avenue
                      Building C
                      Richmond, Virginia  23222

                      and

                      Gary M. Farrell, Chief Financial Officer and Secretary Open Plan Systems, Inc.
                      4299 Carolina Avenue
                      Building C
                      Richmond, Virginia  23222

                      and a copy to:

                      Williams Mullen Christian & Dobbins
                      P.O. Box 1320
                      Two James Center
                      1021 East Cary Street
                      Richmond, Virginia  23210
                      Attention:  Theodore L. Chandler, Jr., Esquire

or to such other person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

     Section 7.4 Entire Agreement. This Agreement, and the Schedules and Exhibits attached hereto, all of which shall be deemed a part of this Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof, except the Prenegotiation Confidentiality Agreement.
     Section 7.5 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, whether expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Neither party hereto may assign its rights or obligations hereunder to any other Person without the prior written consent of the other party.
     Section 7.6 Section Headings. The Section headings contained in this Agreement are inserted for convenience of reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     Section 7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
     Section 7.8 Applicable Law. To the extent permitted by law, this Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Michigan.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                             Open Plan Systems, Inc.



                             By:_______________________________________
ATTEST:                             Stan A. Fischer
                                    President

-----------------------
Secretary

                             Immaculate Eagle, Inc., d/b/a
                               TFM Total Facilities Management



                             By:_________________________________
                                     Paul A. Covert, President
ATTEST:


------------------------
Secretary


                             Shareholders:


                             ---------------------------------
                                     Paul A. Covert


                              ---------------------------------
                                     Todd A. Thomann

List of Schedules:

Schedule 4.1(a)                Ownership of TFM Stock
Schedule 4.1(b)                TFM Obligations to Issue Additional Stock
Schedule 4.1(c)                Subsidiaries
Schedule 4.1(d)                Qualifications to Do Business as a Foreign Entity
Schedule 4.1(f)                Required Approvals and Notices; Conflicts with
                                   Instruments to Which TFM is Party
Schedule 4.1(g)                Qualifications to Financial Statements
Schedule 4.1(h)                Undisclosed Liabilities
Schedule 4.1(i)                Tax Matters
Schedule 4.1(j)                Title to Properties; Liens and Encumbrances
Schedule 4.1(k)                Legal Proceedings
Schedule 4.1(l)                Insurance
Schedule 4.1(m)                Labor Relations
Schedule 4.1(n)                Commitments and Customer Relationships
Schedule 4.1(o)                Intellectual Property
Schedule 4.1(p)                Accounts Payable
Schedule 4.1(q)                Regulatory Compliance
Schedule 4.1(r)                Absence of Certain Changes or Events
Schedule 4.1(s)                Employee Benefit Plans
Schedule 4.1(u)                Violation of Environmental Laws
Schedule 4.1(v)                Employees, Directors, Officers
Schedule 4.1(w)                Bank Accounts
Schedule 4.2(e)                Governmental Action


List of Exhibits:

Exhibit A                      List of Shareholders
Exhibit B                      Escrow Agreement
Exhibit C                      1995 Financial Statements
Exhibit D                      June Financial Statements
Exhibit E-1                    Employment Agreements of the Principal Employees
Exhibit E-2                    Employment Agreement of the Key Employee
Exhibit F                      Opinion of Counsel for TFM and Shareholders
Exhibit G                      Shareholder Acknowledgement
Exhibit H                      Opinion of Counsel for OPS

                                    EXHIBIT A


                                       TFM

                   LIST OF SHAREHOLDERS/CONSIDERATION RECEIPT




==================================================================================================================================

                                 Shares          Shares           Shareholder's              Cash                   Stock
     Shareholder Name              of              of             Percentage of          Consideration          Consideration
                                  TFM            Siimon          Purchase Price         Paid at Closing         Delivered to
                                 Stock           Stock                                                          Escrow Agent

----------------------------------------------------------------------------------------------------------------------------------
Paul A. Covert                          500           2,500           50.0%                  $1,968,750.00         43,750
----------------------------------------------------------------------------------------------------------------------------------
Todd A. Thomann                         500           2,500           50.0%                  $1,968,750.00         43,750
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
     TOTALS                           1,000           5,000          100.0%                  $3,937,500.00         87,500
==================================================================================================================================



